Exhibit 5.1

October 29, 2015

Barclays Dryrock Funding LLC
100 S. West Street, Office 120
Wilmington, Delaware 19801

Re:	Series 2015-3 Class A Notes

Ladies and Gentlemen:

We have acted as counsel for Barclays Dryrock Funding LLC, a Delaware limited liability company, and have examined the Registration Statement on Form S-3 (File Nos. 333-200980, 333-200980-01 and 333-200980-02) filed with the Securities and Exchange Commission on December 16, 2014, and declared effective on January 7, 2015 (the “Registration Statement”), in connection with the registration under the Securities Act of 1933, as amended (the “Act”), of the Series 2015-3 Notes (the “Notes”). The Notes will be issued pursuant to the Amended and Restated Indenture, dated as of August 1, 2012, as amended and restated as of December 17, 2013 as amended and restated as of December 17, 2013, as amended by the first amendment thereto, dated as of July 6, 2015, and the Series 2015-3 Indenture Supplement, expected to be dated as of November 4, 2015 (together, the “Indenture”), as more particularly described in the prospectus, dated October 29, 2015, and the preliminary prospectus supplement, dated October 29, 2015, relating to the Notes (together, the “Prospectus”).

We have examined such instruments, documents and records as we deemed relevant and necessary as a basis of our opinion hereinafter expressed. In such examination, we have assumed the following: (a) the authenticity of original documents and the genuineness of all signatures; (b) the conformity to the originals of all documents submitted to us as copies; and (c) the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed.

Based on such examination and the other assumptions set forth herein, we are of the opinion that when the Notes have been duly executed, authenticated and delivered in accordance with the Indenture and sold, the Notes will be legally issued, fully paid and non-assessable, and the holders of the Notes will be entitled to the benefits of the Indenture, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, arrangement, fraudulent

Barclays Dryrock Funding LLC

October 29, 2015

conveyance, moratorium, or other laws relating to or affecting the rights of creditors generally and general principles of equity, including without limitation, concepts of materiality, reasonableness, good faith and fair dealing, and the possible unavailability of specific performance or injunctive relief, regardless of whether such enforceability is considered in a proceeding in equity or at law.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name wherever appearing in the Prospectus. In giving such consent, we do not admit that we are “experts,” within the meaning of the term as used in the Act or the rules and regulations of the Securities and Exchange Commission issued thereunder, with respect to any part of the Registration Statement, including this opinion as an exhibit or otherwise.

Very truly yours, /s/ Orrick, Herrington & Sutcliffe LLP ORRICK, HERRINGTON & SUTCLIFFE LLP